Exhibit 99.2

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

DIRECT NUMBER: (216) 586-7111

HLENNOX@JONESDAY.COM

JP577688 168371-630006	January 25, 2017

VIA EMAIL

Gerard H. Uzzi, Esq.

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

Re: In re Peabody Energy Corporation, et al., Case No. 16.42529-399

Dear Jerry:

I am in receipt of your letter dated January 24, 2017 in which, among other things, the Ad Hoc Committee of Non-Consenting Creditors (the “Ad Hoc Committee”) transmitted to me, to counsel for the Official Committee of Unsecured Creditors (the “Official Committee”) and to the United States Trustee a revised proposal for an alternative plan (the “Second Revised Proposal”). As they have with each of the Ad Hoc Committee’s proposals, the Debtors are in the process of thoroughly reviewing and analyzing the Second Revised Proposal.

I write in advance of that analysis, however, to address and correct several significant inaccuracies in your letter.

Your statements that the Debtors have not given the Ad Hoc Committee’s proposals due consideration are untrue. Since receiving the Ad Hoc Committee’s first proposal on January 16, 2017, the Debtors’ advisors, Mr. Cowan and I, have engaged actively with Mr. Mark Hootnick from Millstein and you to ensure we understood the proposals as written and the nuances of what your client intended when writing them as many provisions were not clear or did not reflect what we ultimately understood your client intended in the proposal being reviewed. We also sought clarification of the assumptions your client was making when it generated the proposals as many of those deviated from the assumptions underlying the Debtors’ currently proposed joint plan of reorganization, dated December 22, 2016 (as it may be amended, the “Current Plan”).

After receiving clarity from you and Mr. Hootnick (which also resulted in your amending the proposals you had transmitted in writing to reflect such clarifications), the Debtors’ advisors prepared comprehensive analyses of each proposal (as amended), and, in fulfillment of their fiduciary duties, the Debtors’ management and the Peabody Energy Corporation board thoroughly discussed and evaluated each proposal, including with respect to each proposal’s

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Gerard H. Uzzi, Esq.

January 25, 2017

effects on creditor recoveries when compared to the Current Plan and on the business operations, before I responded in prompt fashion to you. To date, as has been communicated to you in writing with detailed explanation, each of the Ad Hoc Committee’s proposals have been both economically and legally deficient.

Although the Debtors continue to review the Second Amended Proposal, received several hours ago, there are certain fundamental concerns that remain in this proposal, including the following.

•	The Second Revised Proposal Continues to Contemplate a Debt Level for the Reorganized Debtors that Is Too High

•	As indicated in my January 24, 2017 letter to you, in a highly cyclical industry, the Reorganized Debtors’ businesses cannot responsibly support a funded debt level exceeding $2 billion. The Second Revised Proposal contemplates a debt level several hundred million dollars in excess of this. Actual creditor recoveries are dependent upon the Reorganized Debtors’ businesses succeeding so that they do not face chapter 11 again, as has happened to many other coal companies that exited their first chapter 11 cases overlevered.

•	The Valuation Utilized in the Second Amended Proposal, Upon Which Hypothetical Creditor Recoveries Are Based, Is Insupportably High

•	Evidencing the highly volatile and cyclical nature of the coal industry, trading prices for the Debtors’ securities have suggested implied enterprise values of just over $1 billion when the chapter 11 cases were commenced to approximately $5.1 as of January 13, 2017. Even this higher implied value is well below the $6.75 billion valuation assumed in the Second Revised Proposal. Regardless, the wide divergence of market-implied values in the short space of 9 months demonstrates why trading prices are unreliable indications of value in this industry.

•	Instead, the Debtors, through their investment banker, have developed a view of the Reorganized Debtors’ value that is based upon the Debtors’ business plan, asset mix and production schedule. Those value ranges are reflected in the Current Plan and my previous letters to you.

Gerard H. Uzzi, Esq.

January 25, 2017

•	The Second Revised Proposal Continues to Omit Committed Exit Financing

•	Contrary to the assertions in your January 24, 2017 letter, the Current Plan did have committed exit financing when it was negotiated and filed with the Court. The take-back paper that the Debtors negotiated with their first lien lenders and their second lien lenders assured the Debtors, at the time that the Current Plan was filed with the Bankruptcy Court, that they could exit chapter 11 if the Current Plan was confirmed should they not be able to find financing on more favorable terms in the market.

As noted above, the Debtors are reviewing and will consider the Second Amended Proposal, which was received only several hours ago, and will provide a further response. Certain assumptions and misstatements in your January 24 letter, however, merited a more prompt response.

If you would like to discuss these matters or any other matters with respect to the Debtors’ chapter 11 cases, please do not hesitate to call.

Very truly yours,

/s/ Heather Lennox
Heather Lennox

cc:	Lorenzo Marinuzzi, Esq.A.

Verona Dorch, Esq.

Leonora Long, Esq.